Exhibit 14.1

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

I.    PURPOSE
The Board of Directors (the “Board”) of Lisata Therapeutics, Inc. (the “Company”) has adopted the following Code of Ethics (the “Code”) to apply to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, and any persons performing similar functions (collectively, the “Senior Financial Officers”). This Code is intended to:
•promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, as well as in other public communications made by or on behalf of the Company;
•promote compliance with applicable governmental laws, rules and regulations;
•deter wrongdoing; and
•require prompt internal reporting of breaches of, and accountability for adherence to, this Code.
No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. Senior Financial Officers are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Audit Committee of the Board (the “Committee”), which Committee may consult with inside or outside legal counsel, as appropriate.
II.    INTRODUCTION
Each Senior Financial Officer is expected to adhere to a high standard of ethical conduct. The good name of the Company depends on the way Senior Financial Officers conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. Senior Financial Officers are expected to be guided by the following principles in carrying out their responsibilities:
•Loyalty. Senior Financial Officers should not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.
•Compliance with Applicable Laws. Senior Financial Officers are expected to comply with all laws, rules and regulations applicable to the Company’s activities.
•Observance of Ethical Standards. Senior Financial Officers must adhere to high ethical standards in the conduct of their duties. These include the duties of honesty and fairness.
III.    GENERAL REQUIREMENTS
Each of the Senior Financial Officers is expected to be honest, fair, and accountable in all business dealings and obligations, and to ensure:

•the ethical handling of conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and
•compliance with applicable governmental laws, rules and regulations.
IV.    DUTY TO REPORT VIOLATIONS
You are responsible for reporting in good faith to the Company any circumstances that you believe may constitute a violation of this Code. Senior Financial Officers should communicate any suspected violations of this Code promptly to the Chairman of the Committee. The Committee Chair will then inform the other independent directors of the Committee and they will collectively determine whether a violation has occurred, according to the standards outlined above, hold a formal meeting, if required, to question the officer, employee or director reported, and if necessary recommend a disciplinary remedy or termination of employment or notify the appropriate legal authorities. Reports may be made to the Company’s secure hotline at (646) 606-2191. The Company’s Whistleblower Policy provides details for reporting illegal or unethical conduct. Only the Committee may grant waivers of this policy.
V.    INTEGRITY OF RECORDS AND FINANCIAL REPORTING
Senior Financial Officers are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations. Diligence in accurately preparing and maintaining the Company’s records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure.
Senior Financial Officers are responsible for establishing and maintaining adequate disclosure controls and procedures, and internal controls and procedures, including procedures that are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data with care and honesty.
Senior Financial Officers shall immediately bring to the attention of the Committee any information they may have concerning:
1.Defects, deficiencies, or discrepancies related to the design or operation of internal controls which may affect the Company’s ability to accurately record, process, summarize, report and disclose its financial data; or
2.Any fraud, whether or not material, that involves management or other employees who have roles in the Company’s financial reporting, disclosures or internal controls.
The Company maintains (a) a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management’s authorization, are properly recorded and posted and are in compliance with regulatory requirements and (b) disclosure controls and procedures to ensure that all of the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.
Senior Financial Officers are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures. Because the integrity of the Company’s external reports to stockholders and the SEC depends on the integrity of the Company’s internal reports and recordkeeping, Senior Financial Officers must adhere to the highest standards of care with respect to the Company’s internal records and reporting. The Company is committed to full, fair, accurate, timely, and understandable disclosure in its periodic reports required to be filed with the SEC.

VI.    CONFLICT OF INTEREST
Senior Financial Officers must avoid any conflicts of interest between themselves and the Company. Any situation that involves, or may involve, a conflict of interest with the Company should be disclosed promptly to the Committee, which may consult with inside or outside legal counsel, as appropriate.
A “conflict of interest” can occur when an individual’s personal interest is adverse to, or may appear to be adverse to, the interests of the Company as a whole. Conflicts of interest also arise when an individual, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.
This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which Senior Financial Officers must refrain, however, are set forth below:
•Improper conduct and activities. Senior Financial Officers may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has, or proposes to enter into, a business or contractual relationship.
•Compensation from non-Company Sources. Senior Financial Officers may not accept compensation for services performed for the Company from any source other than the Company.
•Gifts. Senior Financial Officers and members of their immediate families may not accept gifts from persons or entities where any such gift is being made in order to influence their actions in their position with the Company, or where acceptance of the gifts could create the appearance of a conflict of interest.
•Personal use of Company assets. Senior Financial Officers may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by the Committee or as part of a compensation or expense reimbursement program.
•Financial Interests in other Businesses. Senior Financial Officers should avoid having an ownership interest in any other enterprises, such as a customer, supplier or competitor, if that interest compromises the officer’s loyalty to the Company.
VII.    CORPORATE OPPORTUNITIES
Senior Financial Officers are prohibited from: (a) taking for themselves personal opportunities related to the Company’s business without first presenting those opportunities to the Company and obtaining approval from the Board; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities.
VIII.    CONFIDENTIALITY
Senior Financial Officers should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business or finances, customers or suppliers that comes to them, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business or finances, customers or suppliers.
IX.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS
Senior Financial Officers shall comply with laws, rules and regulations applicable to the Company, including insider trading laws, and all other Company policies.
X.    ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR
Senior Financial Officers must promote ethical behavior and create a culture of ethical compliance. Senior Financial Officers should foster an environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith, in each case in accordance with the Company’s Code of Conduct and Ethics and Whistleblower Policy.

Effective as of November 7, 2022.